THE COEUR D'ALENES COMPANY
	PO Box 2610
	Spokane, Washington
	99220-2610

	Notice of Annual Meeting of Shareholders to be held March 25, 2002

TO THE SHAREHOLDERS OF THE COEUR D'ALENES COMPANY

The Annual Meeting of the Shareholders of The Coeur d'Alenes Company, an Idaho corporation ("Cd'A" or the "Company"), will be held on Monday, March 25, 2002 at 1:30 p.m. Pacific Standard Time at the offices of the Company, 3900 E. Broadway, Spokane WA, (the "Annual Meeting"), for the following purposes:



1.	  To elect five directors to hold office until the next
Annual Meeting of Shareholders and until their respective successors have been elected or appointed.

2.	  To consider and vote upon a proposal to approve the
appointment of BDO Seidman as independent certified public accountants of the Company for fiscal 2002.

3. To consider and vote upon a proposal to amend the company's articles of incorporation to effect a reverse stock split followed by a forward stock split of the company's common stock.

4.	  To transact such other business as may properly come
before the Annual Meeting and any adjournments thereof.


The close of business on February 1, 2002, has been designated as the record date for the determination of Shareholders entitled to notice and to vote at the Annual
Meeting or any adjournments thereof.

						By order of the Board of
Directors
Spokane, Washington
						Arlene Coulson
						Secretary

	YOUR VOTE IS IMPORTANT

The Board of Directors has nominated five persons for election as directors, all of whom currently act as directors of the Company. If a quorum is present at the Annual Meeting, a plurality of the shares present is necessary for the election of directors and a majority of the shares present is necessary for the approval of the appointment of independent public accountants. We consider the vote of each Shareholder important, whatever the number of shares held. Please sign, date and return your proxy in the enclosed envelope at your earliest convenience. The prompt return of your proxy will save expense to your Company. The cost of solicitation will be borne by the Company.

The Board of Directors solicits the execution and prompt return of the accompanying proxy.



	THE COEUR D'ALENES COMPANY
	PO Box 2610
	Spokane, Washington
	99220-2610

	PROXY STATEMENT

Proxies, Solicitation and Voting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form to be used at the Annual
Meeting of Shareholders on March 25, 2002. It was mailed to shareholders on or about February 7, 2002.
Properly executed and dated proxies received will be voted in accordance with instructions thereon. If no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted for the election of the nominees for directors designated below, for the approval of the appointment of BDO Seidman as the independent certified public accountants of The Coeur d'Alenes Company ("Cd'A" or the "Company") and, as to any other business that comes before the meeting, in the manner deemed in the best interests of the Company by the persons named in the proxy.

Shareholders may vote in person or by proxy. A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting of Shareholders and voting in person. Attendance at the Annual Meeting of Shareholders will not in and of itself constitute the revocation of a proxy.

As of the record date, January 18, 2002, the Company had outstanding and entitled to vote 5,335,530 shares of Common Stock, each of which is entitled to one vote on each matter to be voted on at the meeting. The
Articles of Incorporation of the Company state that shareholders are not entitled to exercise cumulative voting rights for the election of directors.

Proposal No. 1	ELECTION OF DIRECTORS

The Board of Directors of the Company will be comprised of five members. The names, ages, business experience during the past five years and positions of the nominees for directors are set forth below. All directors serve until the next annual meeting of the Company's shareholders and until their successors are elected and qualified or until their earlier resignation, removal or death. Officers are appointed annually by the Board of Directors at the organizational meeting of the directors following the annual meeting of shareholders. There are no arrangements or understandings between any nominee and any other nominee pursuant to which the nominee is listed below.




NOMINEES FOR DIRECTORS

	NAME				AGE	POSITION      TERM SERVED

Jimmie T.G. Coulson        68	  Director,	    Jan. 1976
6302 S. Corkery Ext. Rd.	  President,   Jan. 1982
Spokane WA 99223                 CEO		    Jan. 1982

Marilyn A. Schroeder       50    Director,    Dec. 1991
N. 15406 Lloyd Lane              Treasure,    Jan. 1982
Mead WA 99021                    CFO		    Jan. 1982
                                 Vice-Pres,   May  1998

Wendell J. Satre           83    Director,    Mar. 1989
2822 E Snowberry Lane
Spokane WA 99223

Robert P. Shanewise, M.D.  80    Director,    Mar. 1989
921 West Comstock Ct.
Spokane WA 99203

Lawrence A. Stanley        73    Director,    Feb. 1997
311 West 32nd Avenue
Spokane WA  99203

Mr. Coulson has been a director of Cd'A since January 1976 and President and Chief Executive Officer of Cd'A since
January 1982.  Mr. Coulson also is a Director of Inland
Northwest Bank, a Washington state-chartered commercial bank. He is a member of the Steel Service Center
Institute Planning and Policy committee and a past
Director of Spokane Area Economic Development.

Mr. Satre has been a director of Cd'A since March 1989.
He is a retired chairman and CEO of Washington Water
Power (currently operating as Avista Corp). He also is a director and chairman of Output Technology
Corporation, a manufacturer of high speed printers, president and chairman of the Board of Directors of Consolidated Electronics, Inc. and a director of Aresco, Inc. and Key Tronic Corporation where he served as acting president from August 1991 to March 1992.

Ms. Schroeder has been Treasurer and Chief Financial
Officer of Cd'A since January 1982 and has been a Director of Cd'A since December 1991. She also is a member of the Board of Directors of Associated Industries of the Inland
Northwest and a member of the Steel Service Center
Institute Management Information Committee.

Dr. Shanewise has been a Director of Cd'A since March
1989. Dr. Shanewise has been an orthopedic surgeon for Orthopedic Associates, Inc., from 1955 to present. He also was a Director of Conjecture from 1979 to February
1993 and President of Conjecture from 1987 to the merger date of February 2, 1993. Dr. Shanewise is the owner of Moran Vista Assisted Living Facility.

Lawrence A. Stanley is currently CEO of Empire Bolt and
Screw, Inc.; Chairman of the Board of Avista
Corporation, a Director of ARESCO, Inc, and Output
Technology Corporation, a manufacturer of high speed printers for industry. He is past Chairman of the Association of Washington Businesses and the Spokane
Area Chamber of Commerce.



The directors recommend a vote in favor of the nomination of these directors.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Officers of the Company

The following information is provided about the Company's present executive officers.

NAME	 AGE	POSITION & TERM
SERVED
	3/28/02

Jimmie T.G. Coulson	   68	Director since
	January 1976
	President and CEO
	Since
	January 1982

Marilyn A. Schroeder	   50	Director since
		December 1991
		Treasurer and CFO
		since Jan. 1982.
		Vice-President since
		May 1998

Lawrence A. Coulson	   43	General Manager of
		Stock Steel since
		Oct. 1986
	Vice President
	of Stock Steel since
		January 1990

Joel E. Simpson	   44	Vice President since
		August 1995
		General Manager Cd'A
		Ind Fab  since
		Nov. 1993

COMPENSATION
Reference is made to the Form 10-KSB for the fiscal year ended September 1998, Item 10, which is incorporated by reference herein.

	OTHER TRANSACTIONS

Compensation of Directors

Directors who are not officers of the Company are paid
$400 for each regular meeting attended, $200 for each special meeting attended and $200 for all committee meetings not held in conjunction with a full Board
Meeting.

Committees of the Board of Directors


The following is a list of standing committees and members of each:


                        	              NO. MEETINGS FYE
COMMITTEE		MEMBERS       SEPTEMBER 2001


EXECUTIVE	*	Jimmie Coulson	0
		Wendell J. Satre
		Robert P. Shanewise
		Lawrence A. Stanley


AUDIT	*	Lawrence A. Stanley	1
		Robert P. Shanewise	1
		Wendell J. Satre	1

COMPENSATION	*	Robert P. Shanewise	1
		Lawrence A. Stanley	1
		Wendell J. Satre	1

NOMINATING	*	Wendell J. Satre	1
		Lawrence A. Stanley	1
		Jimmie T. G. Coulson	1
		Robert P. Shanewise	1

*  Committee Chairperson

The duties of the Committee are as follows:

Executive Committee. The Executive Committee shall have the full authority of the Board of Directors to take action upon such matters as may be referred to the Committee by the Board of Directors.

Audit Committee. The Audit Committee meets with the independent public accountants at least annually to review financial data and address issues relevant to the operation of the Company.

Compensation Committee. The Compensation Committee receives and considers recommendations from the chief executive officer for salaries and other forms of compensation for the executive officers and makes recommendations to the Board of Directors on these matters.

Nominating Committee. The responsibilities of the Nominating Committee include recommending persons to act as directors, preparing for and recommending replacements for any vacancies in director positions during the year, and initial review of policy issues regarding the size and composition of the Board of Directors.



There were four regularly scheduled Board meetings during the fiscal year ended September 30, 2001 All directors were in attendance at all regular meetings, including Committee meetings. All committee meetings were attended, by the full committee..

Filing Requirements

With respect to the Company's most recent fiscal year, the records of the Company indicate that the directors and executive officers have filed all required Forms 3, 4 and 5 on a timely basis.



	SECURITY OWNERSHIP AND CERTAIN
	BENEFICIAL OWNERSHIP OF MANAGEMENT

Reference is made to the Form 10-KSB for the fiscal year ended September 30, 2001. Item 11, which is incorporated by reference herein.



	CERTAIN RELATIONSHIPS AND RELATED
	TRANSACTIONS

During October, 1993, the Company purchased the real
estate occupied by the steel distribution business and
sold $250,000 convertible debentures in a private
placement in order to raise the down payment.  The
debentures were due on October 31, 1998 but the initial
term was extended for one year through October 30,
1999.  The interest rate during the initial term was 9-
1/4% but was reduced to 8-3/4% for the period of the
extension.  The debentures were secured by a second
lien on the real estate.  During December  1997
$122,000 of the debentures were converted into 976,000 shares of Cd'A common stock. Reference is made to the form 10-KSB for the fiscal year ended September 30, 2001, Item 2, which is incorporated by reference herein.



Proposal No. 2	SELECTION OF INDEPENDENT CERTIFIED
	PUBLIC ACCOUNTANTS

BDO Seidman has examined the financial statements of the Company starting with the fiscal year ended
September 30, 1989 through fiscal year ended September
30, 2002. The directors recommend that their appointment for fiscal 2002, (the period ending
September 30, 2002) be approved by the shareholders.
If a majority of the shares present at the meeting fails to approve the appointment of BDO Seidman as independent certified public accounts, the Board of Directors will consider the selection of another accounting firm. A representative of BDO Seidman is not expected to be present at the annual meeting of shareholders. Therefore BDO Seidman will not have the opportunity to make a statement or respond to questions.

	SHAREHOLDERS' PROPOSALS FOR
	2002 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 2002 Annual Meeting of Shareholders should be submitted by certified mail, return receipt requested and must be received by the Company at its headquarters in Spokane, Washington on or before September 1, 2002 to be eligible for inclusion in the Company's proxy statements and form of proxy card relating to that meeting.



	FORM 10-KSB FOR THE YEAR ENDED
	SEPTEMBER 30, 2001

A copy of the Annual Report on Form 10-KSB for the year ended September 30, 2001 which was filed with the Securities & Exchange Commission has been included with this proxy statement. Because of the expense associated with producing and mailing, the Exhibits have been omitted. Reference is made to the Form 10-
KSB, Part IV, Item 13 (List of Exhibits) which is incorporated herein by reference. A copy of the exhibits as filed with the Securities and Exchange
Commission, will be sent to shareholders upon request and upon payment of a reasonable charge. Requests should be made to:

	The Coeur d'Alenes Company
	Attn: Arlene Coulson
	PO Box 2610
	Spokane WA 99220-2610

Reference is made to the Form 10-KSB for the fiscal year ended September 2001, Item 2 (Description of
Property) Item 10 (Compensation of executive officers),
Item 11 (Security Ownership of Certain Beneficial
Ownership and Management) and Item 13 (List of
Exhibits) which is incorporated herein by reference.


PROPOSAL NO. 3

AMENDMENT OF THE COMPANY'S
ARTICLES OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD
STOCK SPLIT OF THE COMPANY'S COMMON STOCK

The Board of Directors has authorized and unanimously recommends that the Shareholders approve a reverse 1 for 1000 stock split followed immediately by a forward 1000 for 1 stock split of the Company's common stock (together, the "Transaction"). As permitted under Idaho law, Shareholders of the Company whose shares are converted into less than one share in the reverse split portion of the Transaction will receive cash payments equal to the value of their fractional interests determined in the manner described below. The Transaction will include shares of common stock held in a nominee account, as well as shares registered in the name of a Shareholder.

If approved, the Transaction will take place on April 30, 2002.
For the Transaction to be approved, a majority of the shareholders entitled to vote at the Meeting, including Shareholders who are affiliated with the Company, must approve the amendments to the Company's
Articles of Incorporation attached hereto as Exhibit A;
the Company anticipates that the Shareholders listed in the Security Ownership of Management section on page 15 of the Annual Report on Form 10-KSB will vote in favor of the transaction.

Summary of the Transaction:

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION NOR HAS THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR
THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS
PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

Summary of Terms of Transaction:

The terms of the Transaction are summarized as follows:

The purpose of the Transaction is to cash out Shareholders holding less than one thousand (1,000) shares of common stock in a record or nominee account at 6:01 p.m. in April 30, 2002 (the "effective time");

The ratio for the reverse split is one (1) share for every one thousand (1,000) shares beneficially owned at the Effective Time;

Shareholders who are cashed out will receive $0.25 for each share beneficially owned the moment before the Effective Time;

The transaction must be approved by a majority of the Shareholders including Shareholders who are affiliated with the Company as officers, directors or employees;

If the transaction is approved, then the Company intends to file a certification of termination of registration of its common stock with the Securities and Exchange Commission and the Company will cease to be a reporting company;

The transaction, if approved, will not have any affect upon Shareholders beneficially owning one thousand (1,000) or more shares of the Company's common stock.

Affect on Shareholders:

If approved at the meeting, the Transaction will affect Shareholders holding less than 1,000 shares of common stock in a record account or in a nominee account at the close of business on April 30, 2002.
The Company intends for the Transaction to treat Shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as Shareholders whose shares are registered in their name. Such shares will be cashed out by the Company at a price based upon $0.25 for each share beneficially owned by a Shareholder prior to the effective time of the reverse split; the Directors have determined that $0.25 represents a fair value for the (See Structure of the Transaction below.)
No commission or other fee will be charged on this cash-out. The purchase price will be paid when the certificates for such shares are delivered to the Company. Such shares will have no continuing interest in the Company after the Transaction whether or not such shares are delivered to the Company.

The Transaction will have no net affect on Shareholders holding 1,000 or more shares of the Company's common stock whether held of record or in a nominee account with a bank or broker. Continuing Shareholders will no longer receive whatever benefits result from the reporting system, including the continuing filing of the annual report on Form 10-KSB and quarterly filings on Form 10-QSB. If the Transaction is approved, then the Company intends to withdraw its registration of the common stock with the Securities and Exchange Commission and cease to be a reporting company.

Reasons for Transaction:

The Directors, including all directors who are not employees of the Company, recommend approval of the Transaction for the following reasons, which are described in more detail under "Background and Purpose of the Transaction" below:

	As a result of the Company's merger with Conjecture, Inc. in 1993, the Company has a large number of Shareholders holding a small number of shares. As of October 31, 2001, 599 of the 721 Shareholders of record of the Company held less than 1,000 shares. These shares constituted only 63,287 of the total 5,335,530 shares outstanding at the time. Continuing to maintain accounts for these Shareholders and mailing them notices and financial information costs the Company a substantial amount each year. The Transaction will reduce the number of Shareholders with small accounts and result in significant cost savings for the Company.

	In most cases, it is prohibitively expensive for Shareholders with fewer than a round lot of 1,000 shares to sell their shares in the limited public market that exists for the stock. The Transaction provides such Shareholders with the opportunity to receive cash for their shares without incurring brokerage fees, if these Shareholders, however, do not want to cash out their shares, they can purchase additional shares on the open market to increase their record account to at least 1,000 shares or, if applicable, consolidate or transfer record or nominee accounts held in different names into a single record or nominee account with 1,000 or more shares. Shareholders with less than 1,000 shares in a nominee account can instruct their agent to purchase additional shares; for some Shareholders, the nominee account could be closed with the shares consolidated with shares held of record. Such Shareholders need to complete any purchase or consolidation prior to the effective time on April 30, 2002.

STRUCTURE OF THE TRANSACTION

The Transaction includes both a reverse stock split and a forward stock split of the Company's common stock. If this Transaction is approved and occurs, the reverse split will occur at 6:00 P.M. Pacific time on April 30, 2002
(the "Effective Time").  All Shareholders on April 30, 2002 will receive
1 share of the Company's common stock for every 1,000 shares of the Company's common stock held in their record or nominee accounts at that time.
Any Shareholder who has the beneficial interest in fewer than 1,000 shares of the Company's common stock at the Effective Time (referred to hereafter as a "Cashed-Out Shareholder"), will receive a cash payment instead of fractional shares. This cash payment will be $0.25 per share as determined by the Board of Directors at a regularly scheduled meeting of the Board held on November 29, 2001. The Directors considered an independent valuation report prepared by Cronkite and Kissell that established the value at $.08 per share as of August 31, 2001. The Directors, however, did not accept the conclusions and recommendations of that report; consequently, it has not been provided to the Shareholders as part of this proxy statement. The Directors decided that $0.25 was a more appropriate value. The minutes of the meeting for this discussion state in part as follows:

The Board concluded that the Company should attempt to eliminate the small shareholders in order to reduce the number of Shareholders to less than 300. The Company thus would not be required to be a reporting entity with the Securities and Exchange Commission. Elimination of the filing requirements will reduce expenses significantly. An independent valuation report by Cronkite and Kissell on the Company's stock was available for Board use.
This report concluded that the shares of common stock have a fair market value of $0.08 per share. There was discussion on the lack of relevance of this report. Since the report did not compare the Company to other companies of similar size, the Board felt that the discounts for lack of marketability and lack of control used in the report were questionable; consequently, the directors did not accept the conclusions set forth in the report. A value of twenty-five cents a share, roughly half of book value, was considered and determined by the directors to be a fair price.

Immediately following the Effective Time for the reverse split, all Shareholders who are not Cashed-Out Shareholders will receive 1,000 shares of the Company's common stock for every 1 share of stock they received as a result of the reverse stock split. If a Shareholder holds 1,000 or more shares in a record or nominee account prior to the Transaction, any fractional share in those accounts will not be cashed out after the reverse split and the total number of shares held in those accounts will not change as a result of the Transaction.

In general, the Transaction can be illustrated by the following examples:


Hypothetical Scenario

A is a Shareholder who holds 999 shares of Company stock in one account as of 6 P.M. on April 30, 2002. Assume the trading value of A's share is $0.25 per share.

Result
Instead of receiving a fractional share (.999 of a share) of Company stock after the reverse split, A=s 999 shares will be converted into the right to receive cash. For these 999 shares, A will receive $249.75, assuming the hypothetical trading value of $0.25 per share.

Note: If A wants to continue an investment in the Company, A can buy at least 1 share of stock and hold it in A's record account. A would have to act far enough in advance of April 30, 2002 so that the purchase is complete by the close of business on that date.

Hypothetical Scenario

B has 1 record account and 1 nominee account. As of April 30, 2002, B holds 500 shares of Company stock in one account and 700 shares of stock in the nominee account. B has the beneficial interest in the shares in both accounts.

Result

B will receive cash payments equal to $0.25 per share for shares of Company stock in each of the two accounts. B would receive two checks totaling $300.00 (500 shares x. .25 = $125.00 + 700 shares x .25 = $175.00
$125.00 + $175.00 = $300.00

Note: If B wants to continue an investment in the Company, B can consolidate/transfer the two accounts prior to April 30, 2002. In that case, B's holdings will not be cashed out in connection with the Transaction because B will hold at least 1,000 shares in one account. B would have to act far enough in advance so that the consolidation is complete by the close of business on April 30, 2002.

Hypothetical Scenerio

C holds 1,001 shares of Company stock in a record account as of April 30, 2002.

Result

After the Transaction, C will continue to hold all 1,001 shares of Company stock.; the Transaction will not affect his ownership. D holds 999 shares of Company stock in a nominee account as of April 30, 2002.

Same result as A above.

BACKGROUND AND PURPOSE OF THE TRANSACTION

The Company has a large number of small shareholders resulting from the merger with Conjecture, Inc. in 1993. Since that time, the Company has been able to reduce its total number of Shareholders by offering several programs that have allowed the Shareholders to tender their shares to the Company. The Company, however, still has a large number of Shareholders with less than 1,000 shares.

As of October 31, 2001, 599 Shareholders owned fewer than 1,000 shares of stock. At that time, these Shareholders represented approximately 83% of the total number of Shareholders of record, but with ownership less than 2% of the total number of outstanding shares of the Company's stock.
The Transaction will provide the Cashed-Out Shareholders with a cost-effective way to cash out their investments, as the Cashed-Out Shareholders will not have any transaction costs in connection with the Transaction. In most other cases, small shareholders would likely incur brokerage fees disproportionately high relative to the market value of the shares if they wanted to sell their stock. In addition, some small shareholders might even have difficulty finding a broker willing to handle such a small transaction. The Transaction, however, eliminates these problems for most small shareholders.

Moreover, the Company will benefit from substantial cost savings as a result of the Transaction. The cost of administering each Shareholder's account is the same regardless of the number of shares held in each account. Therefore, the Company's cost to maintain hundreds of small accounts is disproportionately high when compared to the total number of shares involved.

Because of these disproportionate costs, the Directors believe that it is in the best interests of the Company and its Shareholders as a whole to eliminate the administrative burden and costs associated with small shareholders with fewer than 1,000 shares of Company stock.

The Company in the future may pursue alternative methods of reducing its shareholder base whether or not the Transaction is approved, including odd-lot tender offers and programs to facilitate sales by shareholders of odd-lot holdings. There can be no assurance, however, that the Company will decide to engage in any such transactions.

AFFECT OF THE TRANSACTION ON COMPANY SHAREHOLDERS

Shareholders With Fewer Than 1,000 Shares:

If the Company completes the Transaction, Cashed-Out Shareholders:

	Will not receive a fractional share of the Company stock as a result of the reverse split.

	Instead of receiving a fractional share of Company stock, will receive cash equal to $0.25 for each share owned beneficially prior to the Effective Time of the Transaction.

	After the reverse split, will have no further interest in the Company with respect to cashed-out shares. These shares will no longer be entitled to the right to vote as a shareholder or share in the Company's assets, earnings and profits.

	Will not have to pay any service charges or brokerage fees in connection with the Transaction.

	As soon as practicable after April 30, 2002, will receive cash for the common stock held immediately prior to the reverse split in accordance with the procedure described below.

	All amounts owed to Shareholders will be subject to applicable federal income tax and state abandoned property laws.

	No interest will be paid on cash payments owed as a result of the Transaction.

If you hold certificated shares:

	A Cashed-Out Shareholder with a stock certificate representing cashed-out shares will receive a transmittal letter from the Company as soon as practicable after April 30, 2002. The letter of transmittal will contain instructions on how to surrender stock certificate(s) to the Company for cash payment. Cash payments will not be made until the outstanding certificate(s) are surrendered to the Company together with a completed and executed copy of the letter of transmittal. Please do not send certificates until you receive a letter of transmittal.

If you hold shares in a nominee account:

The Company intends for the Transaction to treat Shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as Shareholders whose shares are registered in their names. Nominees will be instructed to effect the Transaction for their beneficial holders. Nominees, however, may have different procedures and Shareholders holding common stock in street name should contact their nominees.

NOTE:

Shareholders who would be cashed out as part of the Transaction but want to continue to hold Company stock after the Transaction may do so by completing any of the following actions by April 30, 2002:

(1)	Purchase a sufficient number of shares of Company stock on the open market and have them registered or deposited so that they hold at least 1,000 shares in their account immediately prior to the Effective Time for the reverse split; or

(2)	If applicable, consolidate accounts so that they hold at least 1,000 shares of Company stock in one record account immediately prior to the Effective Time.

Shareholders with 1,000 or More Shares:

Shareholders with 1,000 or more shares of common stock as of 6:00 P.M.
on April 30, 2002 will first have their shares converted to one thousandth of the number of shares held immediately prior to the reverse split. One minute after the reverse split, at 6:01 P.M., such shares will be reconverted in the forward stock split into 1,000 times the number of shares held after the reverse split, which is the same number of shares held before the reverse split. As a result, the Transaction will not affect the number of shares held by the shareholder who holds 1,000 or more shares immediately prior to the Effective Time.

Beneficial Owners of Company Stock:

The Transaction will affect shareholders holding Company stock in street name through a nominee (such as a bank or broker). Nominees may have different procedures and shareholders holding Company stock in street name should contact their nominees to determine how they are affected by this transaction.

Determination of Cash-Out Price

As explained in the section above entitled Structure of the Transaction, the cash-out price of the stock will be $0.25 per share. Under Idaho law, the Company either may arrange for the sale of these fractional shares or pay cash for their fair value. If the Transaction is completed, the Directors will elect to pay cash for the fair value.

AFFECT OF THE TRANSACTION ON COMPANY

The Transaction will affect the registration of the Company's common stock with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended. Following the successful completion of the Transaction, the Company will file a certification of termination of registration pursuant to Rule 12g-4, as promulgated by the SEC under the Securities Exchange Act of 1934. The Company will cease to be a reporting company. The Company's listing of common stock on the NASDAQ Bulletin Board will be discontinued. The Company will not be required to file annual or quarterly reports with the SEC for any reporting period ending after the date that the certification is filed. Information contained in annual or quarterly reports will not be available on the internet.

The Company's Articles of Incorporation currently authorize the issuance of 10 million shares of common stock having no par value. The Amendment to the Articles of Incorporation will reduce the authorized shares to 1,000 shares as of the Effective Time, with the number of authorized shares returned to 10,000,000 shares moments thereafter. (See, Exhibit A) The total number of outstanding shares of Company common stock will be reduced by the number of shares held by Cashed-Out Shareholders immediately prior to the Effective Time. Based on the Company's best estimates, if the Transaction had taken place as of October 31, 2001, the number of outstanding shares of common stock would have been reduced by approximately 63,287 assuming only shareholders of record are affected by the Transaction and that no Shareholders took steps to retain their shares. The number of holders of record of Company common stock then would have been reduced from approximately 721 to 122 or by approximately 599 shareholders. Consequently, the Company expects to be able to withdraw its registration with the SEC, even if shareholders with less than 1,000 shares in a nominee account are not included in the Transaction.

The Company has no current plans to issue additional shares of common stock. Unless legally required to do so, the Directors will not seek further shareholder action before issuing stock. The Articles of Incorporation do not provide shareholders with any preemptive right to acquire shares.

The total number of fractional shares that will be purchased and the total cash to be paid by the Company are unknown. If the Transaction, however, had been completed as of October 31, 2001, the cash payment that would have been issued to those Cashed-Out Shareholders who are Shareholders of record would have been $15,822 based on 63,287 shares held by 599 record shareholders. The actual amounts will depend on the number of Cashed-Out Shareholders on April 30, 2002, which may vary from the number identified on October 31, 2001. The Company also cannot determine at this time the number of Shareholders beneficially owning less than 1,000 shares whose shares are held in a nominee account. Any such Shareholders subject to the cash-out would be added to the totals in this paragraph. All funds required to complete the transaction will be provided by the general operations of the Company. The Company estimates that the expenses of the Transaction, excluding estimated postage expense for the proxy statement for this proposal and the printing cost of the Annual Report, will not exceed $10,000.00.
The Company will not borrow funds specifically for the Transaction.

The Company's shares of common stock will continue to have no par value.

STOCK CERTIFICATES

The Transaction will not affect any certificates representing shares of common stock held by owners of 1,000 or more shares immediately prior to the reverse split. Old certificates held by any of these Shareholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

As described above, any Cashed-Out Shareholder with share certificates will receive a letter of transmittal after the Transaction is completed. These Shareholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Company before they can receive cash payment for their shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Certain federal income tax consequences to the Company and shareholders resulting from the Transaction are summarized below. This summary is based on existing US Federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to shareholders in light of their individual circumstances.
Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax exempt organizations and foreign persons) may be subject to special tax rules. In addition, this summary does not discuss any state, local, foreign or other tax considerations. This summary assumes that shareholders have held and will hold their shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended. Shareholders should consult their tax advisors as to the particular federal, state, local, foreign, and other tax consequences, in light of their specific circumstances.

The federal income tax consequences to shareholders also will depend upon whether they are continuing or Cashed-Out Shareholders, as discussed below.

Federal Income Tax Consequences to Shareholders Who Are Not Cashed Out by the Transaction:

Any shareholder who (1) continues to hold Company stock immediately after the Transaction, and (2) receives no cash as a result of the Transaction, will not recognize any gain or loss in the Transaction and will have the same adjusted tax basis and holding period in his Company stock as he had in such stock immediately prior to the Transaction.

Federal Income Tax Consequences to Cashed-Out Shareholders:

a.	Shareholders Who Exchange All of Their Company Stock for Cash as a
Result of the Transaction.

A Cashed-Out shareholder who receives cash in exchange for a fractional share as a result of the Transaction, will recognize capital gain or loss. The amount of capital gain or loss recognized will be the difference between the cash received for cashed-out stock and the Shareholder's aggregate adjusted tax basis in such stock.

Maximum Tax Rates Applicable to Capital Gain:

Net capital gain (defined generally as total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates.
Capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations.

ADDITIONAL INFORMATION

The Company has provided each Shareholder with the Company's Annual Report for the fiscal year ended September 29, 2001, as filed with the SEC on Form 10-KSB. The section entitled "Business of the Issuer", together with the consolidated financial statements for the fiscal years ended
September 29, 2001 and September 30, 2000, provide additional information concerning the Company's business, including products currently distributed, the methods of distribution, principal markets and effective environmental laws and regulations. The information set forth in the Annual Report is important for every Shareholder to review. The Annual Report also contains a description of real property owned and leased by the Company together with a description of the plant and facilities of the Company. The Sections of the Annual Report entitled "Business of Issuer" and "Description of Property" on pages 2 and 5 of the Annual Report are incorporated herein by reference.

The Company currently has fifty-five (55) employees on a full-time equivalent basis. There is currently no established public trading market for the Company's common stock. The range of high bid and low bid quotations for the Company's common stock, by quarters, as reported on the over-the-counter market for the period beginning October 1, 1999 through September 29, 2001, is set forth in dollars per share below:

					    2001 		    2000
					High - Low		High - Low
	July 1 - September 30	$.12 - $.05		$.12 - $.12
	April 1 - June 30		$.10 - $.10		$.25 - $.12
	January 1 - March 31	$.12 - $.10		$.31 - $.12
	October 1 - December 31	$.12 - $.12		$.12 - $.12

The source of the above quotations is the Spokane over-the-counter listing, and the above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions. In addition, the lack of an established public trading market for the Company's common stock should be kept in mind in reviewing the above quotations. The prices shown are reflective of transactions for a limited number of shares.

The Company has not declared or paid any dividend on the shares of common stock in the last two (2) fiscal years. There also have not been any changes in or disagreements with the Company's independent public accountants concerning accounting or financial disclosures.

DISSENTERS' APPRAISAL RIGHTS

In accordance with Section 30-1302 of the Idaho Code, Cashed-Out Shareholders have the right to dissent from the Transaction and to receive payment in cash for the "fair value" of those shares voted against the Transaction. Since this brief summary is not a complete statement, a Shareholder intending to dissent from the Transaction should refer to Section 30-1-1301 et seq. of the Idaho Code attached to this Proxy Statement as Appendix A.

A Shareholder who wishes to assert dissenters' rights must (a) send a
written notice to the Company at P. O. Box 2610, Spokane, WA   99210-2610,
Attention: Jimmie T. G. Coulson, President, prior to the time the vote is taken, that the Shareholder intends to demand payment for his shares if the Transaction is completed; and (b) not vote his shares in favor of the proposed action. If the Transaction is authorized by the Shareholders at the Annual Meeting, then the Company will deliver a written Dissenters' Notice to all Shareholders who submitted their notice of intent and did not vote in favor of the Transaction. The Company's notice will be sent within ten (10) days of the Meeting date and will contain the information set forth in Section 30-1-1322 (see, Appendix A-4). The Shareholder then must submit a demand for payment in the form required by Section 30-1-1323 (see, Appendix A-5) and the Company thereafter will forward payment to the dissenter of the amount that the Company estimates to be the fair value of the dissenter's shares, plus accrued interest. The Company does not have any reason to believe that the fair value as determined for dissenters' shares will be any different than the fair value set by the Directors for the Transaction; consequently, the amount sent to dissenting shareholders is anticipated to be an amount equal to $0.25 per share for each share held by the dissenting shareholder prior to the Effective Time. If the dissenter decides not to accept the payment received from the Company, then the dissenter may notify the Company in writing of its own estimate of the fair value of the shares and demand payment of the estimated amount. Such demand from the dissenter must be made within thirty (30) days after the Company has made or offered payment for his shares. If the dissenter does not accept the Company's payment and the Company does not agree with the dissenter's estimate of the fair value, then the Company will commence a proceeding in the Idaho District Court for the County of Kootenai. The Court may appoint appraisers and shall assess the costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the Court, against the Company unless the Court determines that the dissenters acted arbitrarily, vexatiously, or not in good faith.

RESERVATION OF RIGHTS

The Board of Directors reserves the right to abandon the Transaction without further action by the Shareholders at any time before the filing of the amendments with the Secretary of State, even if the Transaction has been authorized by the Shareholders at the Annual Meeting.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
PROPOSAL NO. 3 TO AMEND THE ARTICLES OF INCORPORATION TO
EFFECT A REVERSE/FORWARD STOCK SPLIT.












4.	OTHER MATTERS TO COME BEFORE
	THE MEETING

No other matters are intended to be brought before the meeting by the Company nor does the Company know of any matters to be brought before the meeting by others.
If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their judgment on any such matters.

	By order of the Board of
Directors

	Arlene Coulson, Secretary